Exhibit 4.2

                          AMENDMENT NO. 1 TO THE
                          ADVANCE PARADIGM, INC.
             AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN


     WHEREAS, the Board of Directors and the Stockholders of Advance Paradigm, Inc. (the "Company") have authorized an additional 500,000 shares of the Company's common stock for issuance under the Company's Amended and Restated Incentive Stock Option Plan (the "Plan").

     ACCORDINGLY, the Company hereby amends the Plan as follows:

     The first sentence of Section 2 of the Plan is hereby amended to read in its entirety as follows:

     "Subject to adjustment as provided in Section 4(g) hereof, options may be granted by the Company from time to time to purchase up to an aggregate of 2,359,000 shares of the Company's authorized but unissued Common Stock; provided, however, that the number of shares that may be granted to any employee under the Plan shall be reasonable in relation to the purpose of the Plan."

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment No. 1 as of the 29th day of October, 1998.


                                        ADVANCE PARADIGM, INC.


                                        /s/ David D. Halbert
                                        ------------------------------
                                        By:  David D. Halbert,
                                             Chief Executive Officer